Exhibit 10.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

FOR FURTHER INFORMATION CONTACT:
Timothy Cope – 952-449-7030

FOR IMMEDIATE RELEASE:
April 9, 2013

LAKES ENTERTAINMENT, INC. ANNOUNCES
MODIFICATION OF ARRANGEMENT WITH JAMUL

MINNEAPOLIS, April 9, 2013 - Lakes Entertainment, Inc. (LACO) announced that it has modified its arrangement with the Jamul Indian Village (“Jamul”) relating to monies it advanced to Jamul for a potential casino development on Jamul’s trust land in San Diego County, California.

Recently, Penn National Gaming, Inc. (“Penn”) announced that a wholly-owned subsidiary of Penn entered into definitive agreements with Jamul to jointly develop a Hollywood-branded casino and resort on Jamul’s trust land in San Diego County, California (“Penn Casino”).   The proposed $360 million development will include a three-story, 203,000-gross square-foot casino with at least 1,700 slot machines, 50 live table games including poker, multiple restaurants, bars and lounges and a partially enclosed parking structure with over 1,900 spaces.

Lakes previously had a Pre-Development, Development and Financing Arrangement Agreement (“Agreement”) with the Tribe to develop a casino on the same trust land, but terminated the Agreement in March, 2012.  Lakes had loaned Jamul approximately $57.5 million under the Agreement.

Pursuant to a Subordination and Intercreditor Agreement Lakes entered into with Jamul and Penn related to the Penn Casino, Lakes agreed to modify the terms of its outstanding debt with Jamul to reflect that the total debt outstanding is currently $60 million, and that interest on such debt will accrue at 4.25% after the Penn Casino opens.  Additionally, Lakes has agreed that it will subordinate repayment of its debt until the senior financing is paid in full, but that current interest on the subordinated debt will be paid to Lakes on a quarterly basis when the Penn Casino opens so long as there is no default under the senior financing agreement.   When the senior financing is paid in full, Lakes will receive repayment of its outstanding principal and interest.   Lakes also entered into ten-year option agreement with Penn that grants Penn the right to purchase approximately 98 acres of land which Lakes owns adjacent to Jamul’s trust land.  The purchase price for the land is $7 million and increase annually by 1%.

Tim Cope, President of Lakes, stated, “We are happy for the Jamul Tribe as it continues to pursue its gaming opportunity.  This is also good news for Lakes, as it provides for the potential opportunity for Lakes to recover its financial investment in the Jamul project.

About Lakes Entertainment

Lakes Entertainment, Inc. currently owns the Rocky Gap Lodge & Golf Resort near Cumberland, Maryland.  Lakes has a management agreement with the Shingle Springs Band of Miwok Indians to manage the Red Hawk Casino.  Lakes has an investment in Rock Ohio Ventures, LLC’s casino developments in Ohio.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to,  need for potential future financing to meet Lakes’  development needs; those relating to the inability to complete or possible delays in completion of Lakes' casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes;  possible need for future financing to meet Lakes' expansion goals; risks of entry into new businesses; reliance on Lakes' management and litigation costs.  For more information, review the company's filings with the Securities and Exchange Commission.

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